Exhibit 4.0

AMENDMENT TO THIRD AMENDED

AND RESTATED OPERATING AGREEMENT

OF ELDORADO RESORTS LLC

This AMENDMENT TO THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF ELDORADO RESORTS LLC, a Nevada limited liability company (the “Company”), is entered effective as of June 30, 2010, by the sole member of the Company, Eldorado HoldCo LLC, a Nevada limited liability company as follows:

I.	Section 5.1 is hereby amended and restated to provide as follows:

“Section 5.1 Management of the Company. The Company shall be managed by a Board of Managers. A Manager need not be a Member. For so long as Eldorado HoldCo LLC is the sole Member of the Company, the number, method of appointment, and the term of Managers of the Company shall be the same as provided in Section 5.2 of the Operating Agreement of Eldorado HoldCo LLC dated April 1, 2009 (the “Eldorado HoldCo Operating Agreement”), which provisions of Section 5.2 are incorporated herein by reference. In accordance with this Section 5.1, the following individuals are designated as Managers of the Company, each to serve as a Member of the Company’s Board of Managers:

a.	Designees of Recreational Enterprises, Inc:

Donald L. Carano, Gary L. Carano, and [Vacant]

b.	Designee of Hotel-Casino Management, Inc.:

Raymond J. Poncia, Jr.

c.	Designee of NGA AcquisitionCo LLC:

Thomas R. Reeg”

II.	Section 5.2 is hereby amended and restated to provide as follows:

“Section 5.2 Authority, Rights and Obligations. The authority, rights and obligations of the Managers of the Company shall be identical to the authority, rights and obligations of the board of managers as set forth in Article V of the Eldorado HoldCo Operating Agreement for so long as Eldorado HoldCo is the sole Member of the Company. For this purpose, the provisions of Article V of the Eldorado HoldCo Operating Agreement are incorporated herein by reference.

III.	A new Section 5.3 is hereby added to the Operating Agreement:

“Section 5.3 Executive Employees. The Managers of the Company may, from time to time as they deem appropriate, designate senior employees of the Company to have executive titles within the Company that are descriptive of their respective responsibilities to the Company as senior employees or executives of the Company. Notwithstanding the foregoing, all authority to act on behalf of the Company is retained by its Board of Managers except as permitted by the provisions of Section 5.10 and 5.11 of the Eldorado Holdco Operating Agreement which are incorporated herein and, as so incorporated, shall be applicable to the Company’s Chief Executive Officer and its Chief Operating Officer and President. Except for the foregoing, no executive given a title as an officer of the Company pursuant to this Section 5.3 shall have any authority to contract or incur any debt or liability on behalf of or in the name of the Company or to execute any instrument or document providing for the acquisition, mortgage or disposition of property of the Company, unless such executive is also a Manager of the Company, in which case such executive shall have such authority but only as provided by this Operating Agreement. For these purposes, the following individuals are designated the following titles in connection with their employment services to the Company:

Donald L. Carano	Chief Executive Officer/Chairman of the Board of Managers

Gary L. Carano	President/Chief Operating Officer

Robert M. Jones	Chief Financial Officer

Gene R. Carano	Vice President & General Manager (Eldorado Reno)

Gregg R. Carano	Vice President of Corporate Food & Beverage

Cindy L. Carano	Vice President & Executive Director of Hotel Operations (Eldorado Reno)

Rhonda K. Carano	Vice President of Advertising & Public Relations

Robert B. Mouchou	Vice President of Operations (Eldorado Reno and Eldorado Shreveport)

Richard W. Murdock	Vice President of Sales & Casino Marketing (Eldorado Reno)

Peter Larragueta	Administrative Officer”

IV.	A new Section 8.3 is hereby added to the Operating Agreement:

“Section 8.3 Mandatory Distributions. Except as set forth in Section 8.2 preceding, the Board of Managers on an annual basis shall distribute to each Member an amount equal to that Member’s allocatable share of any Net Profits for the applicable year multiplied by the highest marginal income tax rate applicable to individuals under the Internal Revenue Code; provided, however, that this Section 8.3 shall have no application or force or effect upon and after any event that causes the Company thereafter to be taxed under the Internal Revenue Code as a corporation.”

V.	Section 12.8 is hereby amended to add the following definition:

“Net Profits” or “Net Losses” for each fiscal year of the Company shall mean the net income or net loss of the Company, determined by the method of accounting for the Company as selected by the Board of Managers for federal income tax purposes, including, without limitation, each item of Company income, gain, loss and deduction

IN WITNESS WHEREOF, the sole Member and Managers of the sole member have executed and entered into this Amendment to the Third Amended and Restated Operating Agreement of the Company as of the day and year first set forth above.

Acceptance and Approval by Member: Eldorado HoldCo LLC a Nevada limited liability company		Acceptance and Approval by Managers:

By:	/s/ Donald L. Carano	/s/ Donald L. Carano
	Donald L. Carano, Manager	Donald L. Carano, Manager

By:	/s/ Gary L. Carano	/s/ Gary L. Carano
	Gary L. Carano, Manager	Gary L. Carano, Manager

By:	/s/ Raymond J. Poncia, Jr.	/s/ Raymond J. Poncia, Jr.
	Raymond J. Poncia, Jr., Manager	Raymond J. Poncia, Jr., Manager

By:	/s/ Thomas Reeg	/s/ Thomas Reeg
	Thomas Reeg, Manager	Thomas Reeg, Manager

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